Exhibit 10.8

PURCHASE AND SALE AGREEMENT

SELLER:    CF United PropCo LLC,
a Delaware limited liability company

PURCHASER:    ARCP Acquisitions, LLC,
a Delaware limited liability company

September 10, 2014

REGARDING CERTAIN REAL PROPERTY AND IMPROVEMENTS

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made effective as of September 10, 2014 (the “Effective Date”), by and between CF Untied PropCo LLC, a Delaware limited liability company (“Seller”), and ARCP Acquisitions, LLC, a Delaware limited liability company (“Purchaser”).

RECITALS

A. Seller is the owner of (i) certain parcels of real estate generally described on Exhibit A attached hereto (collectively, the “Real Properties”, and, each individually, a “Real Property”), (ii) the buildings, structures and other improvements located thereon, including but not limited to all site work, landscaping, fixtures and utilities (the “Buildings”), (iii) the machinery, equipment and systems necessary for the operation of the Buildings that are “fixtures” pursuant to applicable law, including, but not limited to any built-in equipment, compressors, appliances, engines, electrical, plumbing, heating, ventilation and air-conditioning equipment, fire sprinklers and fire suppression equipment, lighting including emergency lighting, security cameras and systems, paging and sound systems, walk-in coolers and refrigerated cases, built-in shelving, awnings, and supports for signs (but specifically excluding any such items that are not “fixtures” pursuant to applicable law, fuel tanks, fuel dispensers, display cases, counters, shelves, racks and billboards) (the “Fixtures”), and (iv) attendant rights appurtenant to any of the foregoing (collectively, the Real Properties, Buildings, Fixtures and Seller’s attendant rights appurtenant to the Real Properties, Buildings, Fixtures are referred to herein as the “Properties”, and, where reference is being made to a single Real Property, the portion of the Buildings and Fixtures thereon and Seller’s attendant rights appurtenant thereto, as a “Property”); and

B. Seller desires to sell to Purchaser the Properties in accordance with the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in reliance on the foregoing and in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

1. PURCHASE AND SALE OF THE PROPERTIES. Subject to and in accordance with the terms and conditions set forth in this Agreement, Purchaser shall purchase from Seller and Seller shall sell to Purchaser the Properties.

2. PURCHASE PRICE. The total consideration to be paid by Purchaser to Seller for the Properties is Two Hundred Fifty Million and 00/100 Dollars ($250,000,000.00), payable in cash or other immediately available funds in accordance with the following provisions (the “Purchase Price”). The Purchase Price shall be allocated among the Properties as set forth on Exhibit A.

2.1 Earnest Money. Within three (3) business days after the Effective Date, Purchaser shall deliver to First American Title Insurance Company (Phoenix, AZ) (“Escrow Agent”) the sum of Two Million Five Hundred Thousand and 00/100 Dollars ($2,500,000.00)

(the “Earnest Money”) by cashier’s check or other immediately available funds. The Earnest Money shall be invested as Purchaser so directs. Any and all interest earned on the Earnest Money shall be reported to Purchaser’s federal tax identification number. Except as expressly set forth herein to the contrary, the Earnest Money shall become nonrefundable upon the expiration of the Due Diligence Period (as defined in Section 8.1 below) if Purchaser does not notify Seller in writing on or before the expiration of the Due Diligence Period that Purchaser elects to terminate the transaction. Notwithstanding the prior sentence, if the transaction fails to close because of Seller’s default under this Agreement or failure of a condition precedent to Purchaser’s obligations to close, the Earnest Money shall be returned to the Purchaser by Escrow Agent. If the transaction closes in accordance with the terms of this Agreement, then Escrow Agent shall deliver the Earnest Money to Seller at Closing as payment toward the Purchase Price.

3.    TITLE POLICIES; SURVEYS.

3.1 Purchaser acknowledges and agrees that Seller has delivered to Purchaser copies of the owner’s policies of title insurance in favor of the Seller with respect to each Property (the “Existing Title Policies”) issued by First American Title Insurance Company (Phoenix, AZ) (the “Title Insurer”), and copies of existing surveys of each Property in Seller’s possession or control (collectively, the “Existing Surveys”).

3.2 Purchaser will promptly cause to be ordered, for each Property, a commitment (the “Title Commitment”) for a new owner’s policy of title insurance for each Property to be issued to the Purchaser in the amount of the Purchase Price as allocated to the applicable Property, together with such endorsements as Purchaser may reasonably require (each, a “Title Policy”, collectively, the “Title Policies”), in form and substance reasonably approved by Purchaser prior to the end of the Due Diligence Period (as defined in Section 8.1 below). Seller shall use commercially reasonable efforts in cooperating with Purchaser to (i) remove any exceptions that can be reasonably removed from the Title Commitment, including, without limitation, by Seller’s delivery of a customary owner’s title affidavit or gap indemnity in form and substance reasonably acceptable to Seller, and (ii) address and resolve any title, survey or zoning questions and issues related to the Properties. Notwithstanding the foregoing, Seller shall be required to satisfy the following items at or prior to Closing (i) monetary liens, encumbrances or security interests against Seller and/or Seller’s interest in any of the Properties that were voluntarily created by Seller, (ii) encumbrances that have been voluntarily placed against any of the Properties by Seller after the Effective Date without Purchaser’s prior written consent, (iii) exceptions that can be removed from the Title Commitment by Seller’s delivery of a customary owner’s title affidavit in the form attached hereto as Exhibit D or gap indemnity in the form attached hereto as Exhibit E, and (iv) any exceptions that Seller agrees during the Due Diligence Period, in writing, to cure or satisfy at or prior to Closing (all of the foregoing hereinafter collectively referred to as the “Seller’s Required Removal Items”).

3.3 Purchaser shall not be obligated to proceed with the Closing unless and until the Title Insurer is prepared to issue at Closing Title Policies based on the amount of the Purchase Price as allocated to each Property in form and substance reasonably approved by Purchaser prior to the end of the Due Diligence Period.

4. CLOSING. The payment of the Purchase Price, the transfer of ownership of the Properties, and the satisfaction of all other terms and conditions of the transaction contemplated by this Agreement (the “Closing”) shall occur ten (10) days after the expiration of the Due Diligence Period or such earlier date mutually agreed to by Purchaser and Seller (such day being sometimes referred to as the “Closing Date”), through escrow at the office of the Title Insurer. If the date for Closing above provided for falls on a Saturday, Sunday or legal holiday, then the Closing Date shall be the next business day. Seller and Purchaser shall endeavor to have the Closing no later than September 30, 2014. The Closing shall be effective as of 11:59 p.m. (PST) on the day preceding the Closing Date (the “Effective Time”). Notwithstanding the foregoing, Purchaser shall have the right to extend the Closing Date (the “Closing Date Extension Option”) for up to fifteen (15) business days by delivering written notice (the “Extension Notice”) to Seller at least three (3) business days prior to the initially scheduled Closing Date. Purchaser’s failure to deliver the Extension Notice in accordance with the terms of the immediately preceding sentence shall be deemed Purchaser’s waiver of the Closing Date Extension Option. In the event Purchaser exercises the Closing Date Extension Option, the Closing Date shall mean the closing date specified in the Extension Notice.

4.1 Seller’s Closing Deliveries. At Closing, Seller shall execute and deliver or cause to be delivered to Purchaser (either through escrow or as otherwise provided below) each of the documents described below: (a) one original special warranty deed for each Property conveying fee simple title to each Property to Purchaser (each, a “Deed”); (b) one original Seller’s non-foreign affidavit in the form attached hereto as Exhibit C, which shall be executed and delivered by the transferor (within the meaning of Code Section 1445) of the Properties; (c) counterparts of the Closing Statement (as defined in Section 4.4 below); (d) such evidence of Seller’s power and authority to execute this Agreement and related documents as Purchaser may reasonably request; (e) any transfer tax statement and affidavit, declaration and filing that may be required by the state, county and municipality, as applicable, in which a Property is located in order to record each Deed; (f) such other instruments and documents which shall be necessary in connection with the transaction contemplated herein and which do not impose, create, or potentially create any liability or expense upon Seller not expressly required under this Agreement; (g) an assignment and assumption of each Master Land and Building Lease identified on Schedule 4.1, as may be modified prior to Closing pursuant to a lease amendment acceptable to Seller, Tenant (as hereinafter defined) and Purchaser (each, a “Master Lease” and collectively, the “Master Leases”) in the form attached hereto as Exhibit B with such modifications as are necessary to be recorded in each county in which a Property is located (collectively, the “Lease Assignments”) executed by Seller; (h) Seller executed notices of sale with respect to the Properties; (i) one original assignment agreement for each pool of Properties covered by a Master Lease transferring to Purchaser Seller’s right, title and interest in and to any permits, licenses, warranties and guaranties relating to such Properties, if any, in the form attached hereto as Exhibit F; (j) an original estoppel certificate with respect to each Master Lease executed by Apro, LLC, a Delaware limited liability company (“Tenant”) in the form required by such Master Lease and dated no earlier than five (5) days prior to Closing (each, a “Tenant Estoppel” and collectively, the “Tenant Estoppels”); and (k) an original estoppel certificate executed by all other parties (to the extent Purchaser prepares and provides to Seller such estoppel certificate in accordance with Section 12.4 and to the extent such parties are required to execute such an estoppel certificate upon the request of Seller) to any applicable reciprocal easement agreement or declaration of covenants, conditions and/or restrictions affecting any of the Properties, if any, addressed or certified to Purchaser and Purchaser’s lender (if any) stating that such instrument is in full force and effect and is not modified (except as disclosed in such estoppel certificate) and, to the best knowledge of the party giving the estoppel, the other party or parties thereto is/are not in default under the applicable instrument and all amounts, if any, owing under the applicable agreement have been paid in full; notwithstanding any other statement in this Section 4, in the event that Seller is unable to deliver any estoppel certificate required under this clause (k) prior to the Closing Date, the Closing Date shall not be postponed, but Seller shall use its best efforts to assist Purchaser in obtaining such estoppel certificate as soon after the Closing Date as commercially practicable. Notwithstanding anything to the contrary herein, Seller shall deliver the Tenant Estoppels to Purchaser at least five (5) days prior to the Closing Date. Seller’s obligation, if any, to provide the files and materials listed herein shall survive the Closing. The Closing Statement may be signed in electronic or facsimile counterparts on the Closing Date.

4.2 Purchaser’s Closing Deliveries. At Closing Purchaser shall deliver or cause to be delivered to Seller (a) the Purchase Price in accordance with Section 2; (b) counterparts of the Closing Statement, (c) such evidence of Purchaser’s power and authority to execute this Agreement and related documents, as Seller may reasonably request; (d) Purchaser executed notices of sale with respect to the Properties; (e) Purchaser executed counter-parts of the Lease Assignments; (f) a Purchaser executed W-9; (g) any transfer tax statement and affidavit, declaration and filing that may be required to be executed by Purchaser by the state, county and municipality, as applicable, in which a Property is located in order to record each Deed; and (h) such other instruments and documents which shall be necessary in connection with the transaction contemplated herein and which do not impose, create, or potentially create any liability or expense upon Purchaser not expressly required under this Agreement. Purchaser’s obligation, if any, to provide the files and materials listed herein shall survive the Closing. The Closing Statement may be signed in electronic or facsimile counterparts on the Closing Date.

4.3 Each of Purchaser and Seller shall execute and deliver all instruments and certificates as are reasonably requested by the other party and that are necessary to enable Purchaser and Seller to comply with the requirements of Sections 4.1(e) and 4.2(g). Furthermore, each of Purchaser and Seller shall execute and deliver all instruments and other certificates as could enable the parties to evidence any available exemption from, or reduction with respect to, the amount of any such transfer taxes owed, which exemption or reduction Seller and/or Purchaser is legally entitled to claim, as long as such instruments and certificates do not impose, create, or potentially create any liability or expense upon Purchaser or Seller not expressly required under this Agreement. This Section 4.3 shall survive the Closing.

4.4 Closing Prorations and Adjustments. The provisions of this Section 4.4 shall survive the Closing. Seller shall cause the Escrow Agent to prepare a statement of the prorations and adjustments required by this Agreement (the “Closing Statement”), and submit Seller’s best effort estimate of the Closing Statement to Purchaser for approval at least two (2) business days prior to the Closing Date. The items listed below are to be equitably prorated or adjusted as of the Effective Time, it being understood that for purposes of prorations and adjustments, Seller shall be deemed the owner of the Properties on or prior to the Effective Time and Purchaser shall be deemed the owner of the Properties after the Effective Time.

4.4.1 Rent. The base rent payable by the Tenant for the calendar month in which the Closing occurs shall be prorated as of the Effective Time on the basis of the number of days of such month the Properties will have been owned by Purchaser and Seller, respectively. If the Closing Date is on or after the 20th day of the calendar month in which the Closing Date occurs, the monthly base rent due to Purchaser for the first full calendar month (the “Initial Rent”) under the terms of the Master Leases shall be credited to Purchaser at the Closing (in such event, Tenant shall pay the Initial Rent to Seller, and, notwithstanding the terms of the Master Leases, shall not be obligated to make a payment for the Initial Rent to Purchaser). In the event that Purchaser is credited for any amount on the Closing Date that Purchaser is subsequently paid by the Tenant, Purchaser shall promptly refund such amount to Seller. Notwithstanding any other provision in this Agreement, Purchaser’s obligations under this Section 4.4 of the Agreement shall survive Closing for a period of sixty (60) days.

If any item of income or expense set forth in this Section 4.4 is subject to final adjustment after Closing, then Seller and Purchaser shall make, and each shall be entitled to, an appropriate reproration to each such item promptly when accurate information becomes available, subject to Section 4.6 below. Any amounts due from one party to the other as a result of such reproration shall be paid promptly in cash to the party entitled thereto. Seller and Purchaser hereby covenant and agree to make available to each other for review such records as are necessary to complete such reprorations. No proration shall be made of real estate and personal property taxes, utility charges, or maintenance expenses with respect to the Properties (Seller hereby representing and warranting to Purchaser that Tenant is responsible for all such charges, taxes and expenses under the Master Leases). The foregoing provisions of this Section
4.4 shall survive the Closing.

4.5    Transaction Costs.

4.5.1 Seller’s Costs. Seller shall pay (i) the fees and disbursements of Seller’s counsel, (ii) one-half of the fees and costs due Escrow Agent for its services, (iii) costs of releasing all liens, judgments and other encumbrances that are to be released and of recording such releases, if any, and (iv) the costs of any transfer taxes (determined based on the allocated Purchase Prices set forth on Exhibit A) or recording fees, if any.

4.5.2 Purchaser’s Costs. Purchaser shall pay (i) the fees and disbursements of Purchaser’s counsel, (ii) one-half of the fees and costs due Escrow Agent for its services, (iii) all costs associated with Purchaser’s due diligence, including the costs of surveys, Phase I environmental reports and appraisals ordered by Purchaser, (iv) all costs associated with the issuance of the Title Policies, as described in Section 3, (v) all costs associated with extended coverage and the issuance of endorsements to the Title Policies, and (vi) the cost of any lender’s policy of title insurance.

4.5.3 The foregoing costs in Sections 4.5.1 and 4.5.2 shall be paid by the responsible party whether or not Closing occurs, but only to the extent actually incurred by the responsible party.

4.6 Reprorations. Notwithstanding anything contained herein to the contrary, all reprorations contemplated by this Agreement shall be completed within one (1) year after Closing. The provisions of this Section 4.6 shall survive the Closing for one (1) year.

5. CASUALTY LOSS AND CONDEMNATION. If, prior to Closing, any Property, or any part thereof shall be condemned (which shall include the institution of any condemnation proceedings, notice of such action or proceeding being given or threatened or any conveyance made in lieu of condemnation proceedings) or destroyed or damaged by fire or other casualty, Seller shall promptly so notify Purchaser. In the event of a material loss (hereinafter defined), Purchaser shall have the option to terminate this Agreement with respect to the affected Property by giving notice to Seller within fifteen (15) days after Seller’s request that the option be exercised (but no later than the Closing). If the condemnation, destruction or damage does not result in a material loss or if it results in a material loss and Purchaser elects not to terminate this Agreement with respect to the affected Property, then Seller and Purchaser shall consummate the transaction contemplated by this Agreement notwithstanding such condemnation, destruction or damage, and Purchaser shall be entitled to (i) in the event of a condemnation, any condemnation award to which Seller would be entitled, or (ii) in the event of damage or destruction, any insurance proceeds to which Seller would be entitled and a credit against the Purchase Price in the amount of the deductible under any policies of insurance. If Purchaser elects to terminate this Agreement with respect to the affected Property in accordance with this Section 5, the Purchase Price shall be reduced by the amount of the Purchase Price allocated to the affected Property as set forth on Exhibit A, and neither party shall have any further rights or obligations under this Agreement with respect to the affected Property except as otherwise provided for in this Agreement. For purposes of this Section 5, a “material loss” means if (i) the damage caused by the casualty exceeds $250,000.00, (ii) the casualty or taking results in termination of the Master Lease with respect to the affected Property pursuant to Section 12.02 thereof or Tenant having the right to a reduction in the base rent payable under such Master Lease pursuant to Section 12.05 thereof, and Tenant does not waive such rights in writing prior to Closing, or (iii) the taking would have a material adverse effect on parking, access or signage for the affected Property.

6. BROKERAGE. Seller and Purchaser shall each indemnify and hold the other harmless from and against any and all claims of all brokers and finders claiming by, through or under the indemnifying party and in any way related to the sale and purchase of the Properties, this Agreement or otherwise, including, without limitation, attorneys’ fees and expenses incurred by the indemnified party in connection with such claim.

7.    DEFAULT AND REMEDIES.

7.1 Purchaser’s Remedies. IN THE EVENT OF A SELLER DEFAULT UNDER ANY OF THE TERMS OF THIS AGREEMENT ON OR PRIOR TO THE CLOSING DATE, AND AS A RESULT THEREOF THE CLOSING DOES NOT OCCUR WITH RESPECT TO ANY PROPERTY, PURCHASER, AS PURCHASER’S SOLE REMEDY, SHALL BE ENTITLED, AT ITS OPTION, TO (A) SPECIFIC PERFORMANCE OF THIS AGREEMENT, (B) TERMINATE THIS AGREEMENT IN WHOLE AND RECEIVE THE RETURN OF THE

EARNEST MONEY, TOGETHER WITH SELLER’S PAYMENT TO PURCHASER OF ALL REASONABLE OUT-OF-POCKET THIRD PARTY COSTS

INCURRED BY PURCHASER AND DIRECTLY RELATED TO THE PREPARATION AND NEGOTIATION OF THIS AGREEMENT AND THE INSPECTION ACTIVITIES, INCLUDING WITHOUT LIMITATION REASONABLE ATTORNEYS' FEES (AND SELLER SHALL PAY SUCH COSTS WITHIN THIRTY (30) DAYS AFTER RECEIPT OF A STATEMENT FROM PURCHASER DETAILING SUCH COSTS), OR (C) TERMINATE THIS AGREEMENT IN PART WITH RESPECT TO THE PROPERTY OR PROPERTIES AFFECTED BY THE SELLER DEFAULT AND PROCEED TO CLOSING WITH RESPECT TO THE REMAINDER OF THE PROPERTIES WITH THE PURCHASE PRICE REDUCED BY THE ALLOCATED PURCHASE PRICE FOR ANY AFFECTED PROPERTY OR PROPERTIES IN ACCORDANCE WITH EXHIDIT A AND SELLER REIMBURSING PURCHASER FOR ITS REASONABLE OUT-OF-POCKET THIRD PARTY COSTS INCURRED BY PURCHASER WITH RESPECT TO THE AFFECTED PROPERTY OR PROPERTIES, AND THE INSPECTION ACTIVITIES RELATING TO THE AFFECTED PROPERTY OR PROPERTIES, EXCLUDING ANY ATTORNEYS' FEES. THE PARTIES ACKNOWLEDGE AND AGREE THAT, IN THE EVENT THAT PURCHASER CHOOSES THE REMEDY PROVIDED FOR IN CLAUSE (B) OR (C) OF THE PRECEDING SENTENCE, THE PAYMENT OF OUT-OF-POCKET COSTS AND THE RETURN OF THE EARNEST MONEY (AS CONTEMPLATED BY CLAUSE (B)) SHALL REPRESENT FULL COMPENSATION AND LIQUIDATED DAMAGES TO PURCHASER IN THE EVENT THAT THE CLOSING FAILS TO OCCUR DUE TO THE DEFAULT OF SELLER. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 7.1, PURCHASER WAIVES ALL RIGHTS TO DAMAG I! OF ANY OTHER KIND OR NATURE, INCLUDING, WITHOUT LIMITATION, C5J PENSATORY, DIRECT, INDIRECT, CONSEQUENTIAL, EXEMPLARY OR ITIVE DAMAGES.

/s/ JP    /s/ TW    Seller's Initials Purchaser's Initials

7.2 Seller's Remedies. Purchaser and Seller acknowledge that it would be extremely impractical and difficult to ascertain the actual damages which would be suffered by Seller if Purchaser fails to consummate the purchase and sale contemplated herein for any reason other than Seller's default hereunder in any material respect or the failure of condition precedent to Purchaser's obligation to close hereunder. Purchaser and Seller have considered carefully the loss to Seller occasioned by taking the Properties off the market as a consequence of the negotiation and execution of this Agreement, the expenses of Seller incurred in connection with the preparation of this Agreement and Seller's performance hereunder, and the other damages, general and special, which Purchaser and Seller realize and recognize Seller will sustain but which Seller cannot at this time calculate with absolute certainty. Based on all those considerations, Purchaser and Seller have agreed that the damage to Seller in such event would reasonably be expected to be equal to the sum of the Earnest Money. Accordingly, if Purchaser defaults on its obligation to consummate the purchase of any or all of the Properties in accordance with the terms of this Agreement, then Seller's sole and exclusive remedy shall be the right to retain the Earnest Money as full and complete liquidated damages.

THE PARTIES FURTHER ACKNOWLEDGE AND AGREE THAT (A) PURCHASER SEEKS TO LIMIT ITS LIABILITY UNDER THIS AGREEMENT TO THE AMOUNT OF THE EARNEST MONEY IN THE EVENT THIS AGREEMENT IS TERMINATED

AND THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT DOES NOT CLOSE DUE TO A DEFAULT OF PURCHASER UNDER THIS AGREEMENT, AND (B) THE PAYMENT OF SUCH LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTIONS 3275 OR 3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER PURSUANT TO CALIFORNIA CIVIL CODE SECTIONS
1671, 1676 AND 1677.

/s/ JP    /s/ TW    Seller's Initials    Purchaser's Initials

7.3 Post-Closing Remedies. After Closing, except for remedies that cannot be waived as a matter of law and injunctive and provisional relief, Section 10 shall be the exclusive remedy for breaches of this Agreement (including any covenant, obligation, representation or warranty contained in this Agreement or in any certificate delivered pursuant to this Agreement).

8.     CONDITIONS PRECEDENT.

8.1 Due Diligence Period. Purchaser shall have until 5:00 p.m., pacific time on September 30, 2014 (the period beginning on the Effective Date and ending at 5:00p.m., pacific time on September 30, 2014, the "Due Diligence Period") to conduct and approve any investigations, studies or tests desired by Purchaser, in Purchaser's sole discretion, to determine the feasibility of acquiring the Properties. During the Due Diligence Period and subject to the restrictions and limitations set forth in this Section 8.1, upon notice, Seller shall provide Purchaser or its designated representatives access to the Properties at reasonable times to conduct, at Purchaser's sole cost and expense, its due diligence with respect to the Properties. Seller shall have an ongoing obligation during the pendency of this Agreement to provide Purchaser with any Property Information that is created or modified in any respect after the commencement of the Due Diligence Period, however, the provision of any new, modified or updated Property Information shall not reset or otherwise change the start date of the Due Diligence Period. If Purchaser determines (in its sole discretion) that any of the Properties are unsuitable for their purposes for any reason, then Purchaser may terminate this Agreement in whole by written notice to Seller given at any time prior to the expiration of the Due Diligence Period. In addition, in the event that (i) Purchaser has a commercially reasonable objection to the title, survey, environmental, financial or zoning information contained in, or derived from, the Property Information (as hereinafter defined) or the reports and studies obtained or conducted by Purchaser during the Due Diligence Period, or (ii) Purchaser discovers a defect in any Property that materially diminishes the value or marketability of such Property, Purchaser shall have the right to partially terminate this Agreement with respect to up to five (5), and not more than five (5), Properties by written notice to Seller given at any time prior to the expiration of the Due Diligence Period (the "Partial Termination Right"). If Purchaser terminates this Agreement in whole, then the Earnest Money less one-half of the escrow fees shall be returned to Purchaser, and neither party shall have any further rights or obligations under this Agreement except those which expressly survive termination of this Agreement. If Purchaser exercises its Partial Termination Right, the Purchase Price shall be reduced by the amount of the Purchase Price allocated to such Property as set forth on Exhibit A, and neither party shall have any further rights or obligations under this Agreement with respect to such Property. Purchaser's failure to so terminate this Agreement within the Due Diligence Period shall be deemed a waiver by Purchaser of the condition contained in this Section 8.1, and thereafter the Earnest Money shall not be refunded to Purchaser except pursuant to another express provision of this Agreement. Purchaser’s right of inspection pursuant to this Section 8.1 is and shall remain subject to the rights of tenants of the Properties and Purchaser shall use reasonable efforts to minimize interference with such tenants. Notwithstanding any other provision of this Agreement, no inspection of the Properties shall be undertaken without two (2) business days prior written notice to Seller. Seller or Seller’s representative shall have the right to be present at any or all inspections. No inspection shall involve the taking of samples or other physically invasive procedures without the prior consent of Seller. Any inspection or test shall be performed by a person (a) properly licensed and qualified and (b) who has obtained all appropriate permits for performing such inspection or test. Upon the completion of any inspection or test of any Property, Purchaser shall restore such Property to its condition prior to such inspection or test. Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall indemnify, defend (with counsel reasonably acceptable to Seller) and hold Seller and its past or present affiliates, equity holders, employees, directors, officers, agents, representatives, tenants and successors and assigns harmless from and against any and all loss, cost, expense, liability, damage, demand, proceeding, obligation, cause of action or claim (whether known or unknown, absolute or contingent, both at law and in equity, and including, without limitation, reasonable attorneys’ fees incurred in connection therewith) arising out of or resulting from Purchaser’s right of entry upon and inspection and testing of the Properties as provided for in this Section
8.1, and such indemnity shall survive the Closing and any termination of this Agreement.

8.2 Conditions to Purchaser’s Obligation to Close. The obligations of Purchaser under this Agreement are subject to the fulfillment, at or before the Closing, of the following conditions (which may be waived in whole or in part by Purchaser in its sole discretion):

8.2.1    Tenant Estoppels.    Seller shall have caused to be delivered to
Purchaser, at least five (5) days prior to the Closing Date, the Tenant Estoppels.

8.2.2 Seller’s Performance. Seller shall have performed all covenants and obligations required by this Agreement to be performed or delivered by it on or before the Closing Date.

8.2.3 Accuracy of Seller’s Representations and Warranties. Each of Seller’s representations and warranties set forth in Section 9.1 below shall be materially true and correct as of the Closing, as modified by any Pre-Closing Disclosures (as defined in Section 9.2 below). Notwithstanding the foregoing, if Seller makes any Pre-Closing Disclosure to Purchaser that has a material adverse effect on the Property or Properties corresponding to such Pre- Closing Disclosure or Seller’s ability to consummate the transactions contemplated by this Agreement, Purchaser shall have the right to terminate this Agreement in whole or in part with respect to the Property or Properties corresponding to such Pre-Closing Disclosure, by delivering written notice thereof to Seller on or prior to the earlier of (a) the Closing Date, or (b) the fifth (5th) business day after Purchaser receives written notice of such Pre-Closing Disclosure. If Purchaser terminates this Agreement in whole, then the Earnest Money less one-half of the escrow fees shall be returned to Purchaser, and neither party shall have any further rights or obligations under this Agreement except those which expressly survive termination of this Agreement. If Purchaser elects to terminate this Agreement in part with respect to the Property or Properties corresponding to such Pre-Closing Disclosure, the Purchase Price shall be reduced by the amount of the Purchase Price allocated to such Property or Properties as set forth on Exhibit A, and neither party shall have any further rights or obligations under this Agreement with respect to such Property or Properties. If Purchaser does not terminate this Agreement in whole or in part pursuant to its rights under this Section 8.2.3, then such representations and warranties shall be deemed modified to conform them to the Pre-Closing Disclosure. If Purchaser elects to terminate this Agreement in whole or in part pursuant to its rights under this Section 8.2.3 and the condition or event that gave rise to the Pre-Closing Disclosure made by Seller was caused by an affirmative act of Seller (and such act does not constitute a default that would entitle Purchaser to remedies under Section 7.1), then (i) if terminated in whole, Seller shall be obligated to reimburse Purchaser for its reasonable third party out-of-pocket expenses incurred by Purchaser and directly related to its investigation of the Properties and the transaction contemplated by this Agreement and no portion of the escrow fees shall be deducted from the Earnest Money to be returned to Purchaser, or (ii) if terminated in part, Seller shall be obligated to reimburse Purchaser for its reasonable third party out-of-pocket expenses incurred by Purchaser and directly related to its investigation of the affected Properties. The provisions of this Section 8.2.3 shall survive termination of this Agreement by Purchaser.

8.2.4 Purchase Options. Seller shall have obtained a waiver or termination of each Purchase Option (as hereinafter defined) on or prior to the Closing Date. Notwithstanding anything to the contrary herein, in the event Seller fails to obtain a waiver or termination of a Purchase Option on or prior to the Closing Date, this Agreement shall automatically terminate as to such Property or Properties subject to such Purchase Option for which Seller failed to obtain a waiver, and the Purchase Price shall be reduced by the amount of the Purchase Price allocated to such Property or Properties as set forth on Exhibit A, and Seller shall be obligated to reimburse Purchaser for its reasonable third party out-of-pocket expenses incurred by Purchaser and directly related to its investigation of such Property or Properties, and neither party shall have any further rights or obligations under this Agreement with respect to such Property or Properties.

8.3 Conditions to Seller’s Obligation to Close. The obligations of Seller under this Agreement are subject to the fulfillment, at or before the Closing, of the following conditions (which may be waived in whole or in part by Seller in its sole discretion):

8.3.1 Accuracy of Purchaser’s Representations and Warranties. Each of Purchaser’s representations and warranties set forth in Section 9.3 below shall be materially true and correct as of the Closing.

8.3.2 Purchaser’s Performance. Purchaser shall have performed all covenants and obligations required by this Agreement to be performed or delivered by it on or before the Closing Date.

8.3.3 Purchase Options. Seller shall have obtained a waiver or termination of each Purchase Option on or prior to the Closing Date. Notwithstanding anything to the contrary herein, in the event Seller fails to obtain a waiver or termination of a Purchase

Option on or prior to the Closing Date, this Agreement shall automatically terminate as to such Property or Properties subject to such Purchase Option for which Seller failed to obtain a waiver, and the Purchase Price shall be reduced by the amount of the Purchase Price allocated to such Property or Properties as set forth on Exhibit A, and Seller shall be obligated to reimburse Purchaser for its reasonable third party out-of-pocket expenses incurred by Purchaser and directly related to its investigation of such Property or Properties, and neither party shall have any further rights or obligations under this Agreement with respect to such Property or Properties.

9.    REPRESENTATIONS, WARRANTIES AND COVENANTS.

9.1    Seller’s Representations and Warranties.    Seller hereby represents and warrants to Purchaser as to the following matters, as of the date of this Agreement:

9.1.1. Organization and Authority. Seller is duly organized and in good standing under the laws of the state of its organization. Seller has the power and authority under its organizational documents to sell, transfer, convey and deliver the Properties to be sold and purchased hereunder, and all action and approvals required thereunder have been duly taken and obtained. The execution of this Agreement by Seller, the consummation by Seller of the transactions herein contemplated, and the execution and delivery of all documents to be executed and delivered by Seller, have been or will be duly authorized by all requisite action on Seller’s part and this Agreement has been and all documents to be delivered by Seller pursuant to this Agreement, will be, duly executed and delivered by Seller and is or will be, as the case may be, binding upon and enforceable against Seller in accordance with their respective terms. The representations and warranties of Seller contained in this Section 9.1.1 shall survive Closing.

9.1.2 No Conflict. The execution and delivery of this Agreement, the consummation of the transactions provided for herein and the fulfillment of the terms hereof will not result in a breach of any of the terms or provisions of, or constitute a default under, any provision of (i) Seller’s organizational documents, (ii) any material instrument or agreement to which Seller is a party to, (iii) to Seller’s Knowledge, any applicable law, rule or regulation, or (iv) to Seller’s Knowledge, any order or decree of any court or Governmental Authority (as hereinafter defined) of any nature by which Seller is bound. “Governmental Authority” shall mean any governmental or quasi-governmental agency, department, board, commission, or bureau or other governmental or quasi-governmental agency entity or instrumentality. The representations and warranties of Seller contained in this Section 9.1.2 shall survive Closing.

9.1.3 Condemnation. Except as set forth on Schedule 9.1.3 attached hereto, Seller has not received from any Governmental Authority any written notice of any condemnation or eminent domain proceedings affecting any Property or any part thereof, and to Seller’s Knowledge, no such proceedings are threatened with respect to any Property or any part thereof. To Seller’s Knowledge, no action or proceeding to change road patterns or grades which would affect ingress to or egress from any Property are pending or have been threatened. The representations and warranties of Seller contained in this Section 9.1.3 shall survive Closing for a period of six (6) months.

9.1.4 Proceedings. To Seller’s Knowledge and except as set forth in Schedule 9.1.4 and in the Property Information, there are no actions, suits or other proceedings by any person, firm, corporation, Tenant or Governmental Authority now pending against or affecting the Properties or any part thereof. Except as set forth on Schedule 9.1.4 attached hereto, (a) Seller has not been served with any litigation which is still pending against Seller with respect to its ownership of the Properties, and (b) to Seller’s Knowledge, no such litigation has been threatened. The representations and warranties of Seller contained in this Section 9.1.4 shall survive Closing for a period of six (6) months.

9.1.5 Property Information. To Seller’s Knowledge, Seller has provided to Purchaser true, complete and correct copies of all of the Property Information (as hereinafter defined). “Property Information” shall mean the documents to be delivered to Purchaser pursuant to Exhibit G attached hereto. The representations and warranties of Seller contained in this Section 9.1.5 shall survive Closing for a period of six (6) months.

9.1.6 Personal Property. Seller owns no personal property located at any Property. The representations and warranties of Seller contained in this Section 9.1.6 shall survive Closing for a period of six (6) months.

9.1.7 Ownership of the Properties. The Seller owns fee title to the Properties. The representations and warranties of Seller contained in this Section 9.1.7 shall survive Closing for a period of six (6) months.

9.1.8 Contracts. To Seller’s Knowledge, Seller is not a party to any written contracts or agreements relating to the Properties, other than the Master Leases, this Agreement, those agreements set forth on Schedule 9.1.8 attached hereto, and except as reflected in any Title Commitment provided to Purchaser pursuant to this Agreement. The representations and warranties of Seller contained in this Section 9.1.8 shall survive Closing for a period of six (6) months.

9.1.9 Insurance. The Seller has not received any written notice from any insurance company or board of fire underwriters requesting the performance of any work or alterations with respect to any Property that has not been performed or required an increase in insurance rates applicable to any Property as a result of work which has not been performed. The Seller has received no written notice of default or cancellation under any insurance policies covering any Property. The representations and warranties of Seller contained in this Section
9.1.9 shall survive Closing for a period of six (6) months.

9.1.10 Bankruptcy. Seller has not commenced (within the meaning of any federal or state bankruptcy law) a voluntary case, consented to the entry of an order for relief against it in an involuntary case, or consented to the appointment of a custodian of it or for all or any substantial part of its property, nor has a court of competent jurisdiction entered an order or decree under any federal or state bankruptcy law that is for relief against Seller in an involuntary case or appointed a custodian of Seller for all or any substantial part of its respective property. The representations and warranties of Seller contained in this Section 9.1.10 shall survive Closing for a period of six (6) months.

9.1.11 Environmental Matters. Except as described in the Property Information, Seller has not received any written notice from any Governmental Authority that any Property or the use thereof violates in any material respect any applicable federal, state, county or municipal laws, statutes, ordinances, orders, rules, regulations and/or requirements. No underground storage tanks have been removed from any Property by Seller. To Seller’s Knowledge and except as set forth in the Property Information, there are no conditions relating to the release of Hazardous Materials on the Properties that has resulted in or is resulting in liability for investigation, response, remediation or cleanup of any Property, and Seller has not received any written notice of any such liabilities with respect to any Property. As required pursuant to California Health & Safety Code 25359.7, Seller has previously advised Purchaser in writing, and as set forth in detail in the Property Information, that releases of Hazardous Materials have come to be located on or under the Properties. “Hazardous Materials” shall mean any hazardous, toxic or dangerous wastes or substances, or material defined as a “hazardous waste”, “hazardous material”, “hazardous substance”, “toxic substance,” “extremely hazardous waste”, “restricted hazardous waste”, or similar categories in or for purposes of (i) any provision of California law; (ii) the Comprehensive Environmental Response, Compensation and Liability Act or 1980 (42 U.S.C. Sec. 6903 et seq.), as amended; (iii) the Clean Water Act (33 U.S.C.
1251 et seq.), as amended; (iv) any so-called “Superfund” or “Superlien” law; or (v) any other federal, state or local statute, law, ordinance, code, rule, regulation, order, decree or other requirement of any Governmental Authority regulating, relating to, or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, as now or at any time hereafter in effect, including without limitation, asbestos, petroleum, petroleum products, petroleum product wastes, methyl tertiary butyl ether and lead. The representations and warranties of Seller contained in this Section 9.1.11 shall survive Closing for a period of six (6) months.

9.1.12 Rights of First Refusal. Except as set forth in the Master Leases, Seller has not granted any rights of first refusal to purchase or lease any Property or any other rights or options to purchase or lease any Property. To Seller’s knowledge, no such rights or options exist except as set forth on Schedule 9.1.12(a) (such rights or options set forth on Schedule 9.1.12(a), each, a “Purchase Option” and collectively, the “Purchase Options”) and Schedule 9.1.12(b).

9.1.13 Brokers. No broker or finder has acted for Seller or any of its affiliates in connection with this Agreement or the transactions contemplated hereby and no person is entitled to any brokerage fee, finder’s fee or commission in respect thereof based upon arrangements made by or on behalf of Seller for which Purchaser could be liable. The representations and warranties of Seller contained in this Section 9.1.13 shall survive Closing.

9.1.14 Master Leases. There are no leases or other rights of occupancy with respect to the Properties, or any portion thereof, other than the Master Leases and as set forth on Schedule 9.1.14. Seller has provided to Purchaser true, complete and correct copies of the Master Leases. None of the Master Leases has been modified, amended or assigned, except as set forth on Schedule 4.1 attached hereto. Seller has not received or given any notice of termination or default under any of the Master Leases, and, to Seller’s Knowledge, there is no existing or uncured claim of default by Seller or Tenant under any of the Master Leases. Tenant has not asserted (X) any defenses, set-offs or counterclaims, (Y) any right to reduction in, refund of, allowance, credit, rebate, concession or deduction against, or is otherwise disputing, any rent, additional rent and other charges payable pursuant to any of the Master Leases, or (Z) any right to cancel any of the Master Leases or to be relieved of its covenants thereunder. No construction, alteration, decoration or other work remains to be performed under any of the Master Leases by the landlord thereunder and all construction allowances and brokerage commissions payable with respect to each of the Master Leases by the landlord thereunder have been paid. Tenant has not paid any rent under any of the Master Leases for any period of more than thirty (30) days in advance. The representations and warranties of Seller contained in this Section 9.1.14 shall survive Closing for a period of six (6) months.

9.1.15 Accuracy. To Seller’s Knowledge, none of the written information supplied by Seller to Purchaser or its agents pursuant to this Agreement in connection with the transactions contemplated by this Agreement did contain, or at the respective times such documents are delivered or become effective, will contain any untrue statement of a material adverse fact or did omit, or at the respective times such documents are delivered or become effective, will omit to state a material adverse fact necessary in order to make a statement contained therein not misleading. To Seller’s Knowledge, no statement, certificate, schedule, list or other information furnished by Seller pursuant to this Agreement contains or will intentionally contain any untrue statements of a material adverse fact or omits or will intentionally omit to state a material adverse fact necessary in order to make a statement contained therein not misleading. The representations and warranties of Seller contained in this Section 9.1.15 shall survive Closing for a period of six (6) months.

“Seller’s Knowledge” or any similar phrase shall mean the current actual knowledge, without independent investigation or any implied duty to investigate or make any inquiries, of Joshua Pack, William Turner and Greg Shoemaker. Such individuals shall have no personal liability in any manner whatsoever hereunder or otherwise related to the transactions contemplated hereby. Seller represents and warrants that Joshua Pack, William Turner and Greg Shoemaker are persons (i) having direct responsibility for the day to day operation and management of the Properties or (ii) otherwise have knowledge of the matters set forth in this Section 9.1.

Notwithstanding anything to the contrary herein, with respect to the property condition reports set forth on Exhibit G, Purchaser acknowledges and agrees that Seller has disclosed to Purchaser that Seller believes they are no longer accurate and that Seller makes no representation or warranty with respect to the accuracy thereof.

9.2 Representations Remade. As of Closing, Seller shall be deemed to remake and restate the representations set forth in Section 9.1, except that the representations shall be updated by delivering written notice to Purchaser in order to reflect any fact, matter or circumstance which Seller has become aware of, other than facts, matters or circumstances that Seller has been informed of by Purchaser or any agent of Purchaser, that would make any of Seller’s representations or warranties contained herein untrue or incorrect in any material respect (any such disclosure being referred to as a “Pre-Closing Disclosure”).

9.3    Purchaser’s Representations and Warranties.    Purchaser represents and warrants that:

9.3.1 Organization. Purchaser is duly organized and in good standing under the laws of the state of its organization. Purchaser has full corporate power and authority under its organizational documents to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Purchaser is duly qualified, licensed or admitted to do business and is in good standing in all jurisdictions in which the ownership, use or leasing of its assets, or the conduct or nature of its business, makes such qualification, licensing or admission necessary and in which the failure to be so qualified, licensed or admitted and in good standing could reasonably be expected to have an adverse effect on the validity or enforceability of this Agreement or on the ability of Purchaser to perform its obligations hereunder. The representations and warranties of Purchaser contained in this Section
9.3.1 shall survive Closing.

9.3.2 Authority. The execution and delivery by Purchaser of this Agreement, and the performance by Purchaser of its obligations hereunder, have been or will be duly and validly authorized by all necessary corporate and other proceedings on the part of Purchaser. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with its terms. The representations and warranties of Purchaser contained in this Section 9.3.2 shall survive Closing.

9.3.3 No Conflict. The execution and delivery of this Agreement, the consummation of the transactions provided for herein and the fulfillment of the terms hereof will not result in a breach of any of the terms or provisions of, or constitute a default under, any provision of (i) Purchaser’s organizational documents, (ii) any material instrument or agreement to which Purchaser is a party to, (iii) to Purchaser’s actual knowledge, any applicable law, rule or regulation, or (v) to Purchaser’s actual knowledge, any order or decree of any court or Governmental Authority of any nature by which Purchaser is bound. The representations and warranties of Purchaser contained in this Section 9.3.3 shall survive Closing.

9.3.4 Litigation. There are no actions or proceedings pending or, to the knowledge of Purchaser, threatened against, relating to or affecting Purchaser or any of its assets that could reasonably be expected to result in the issuance of an order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement. The representations and warranties of Seller contained in this Section 9.3.4 shall survive Closing for a period of six (6) months.

9.3.5 Brokers. No broker or finder has acted for Purchaser or any of its affiliates in connection with this Agreement or the transactions contemplated hereby and no person is entitled to any brokerage fee, finder’s fee or commission in respect thereof based upon arrangements made by or on behalf of Purchaser for which Seller could be liable. The representations and warranties of Purchaser contained in this Section 9.3.5 shall survive Closing.

9.3.6 Sophisticated Buyer. (i) Purchaser, together with its advisers, is a sophisticated investor with substantial experience in the acquisition of real estate and the conduct of due diligence related to such acquisition, (ii) that the diligence and inspections permitted to take place herein within the time limits provided for herein are sufficient to provide Purchaser with all of the information needed by Purchaser to make an informed decision regarding the acquisition of the Properties and (iii) Seller has not made any express or implied representation, warranty or covenant whatsoever regarding the Properties (other than as expressly set forth in this Agreement or any of the documents that have been or will be delivered by Seller pursuant to this Agreement). To the extent that Purchaser has relied upon any representations not set forth in this Agreement or any of the documents that have been or will be delivered by Seller pursuant to this Agreement, then Purchaser shall have no recourse against Seller with respect thereto (except with respect to fraud). The representations and warranties of Purchaser contained in this Section
9.3.6 shall survive Closing.

9.3.7 No Knowledge of Seller Breaches. Purchaser does not have any actual knowledge of any material inaccuracy in, or any material breach of, any of Seller’s representations, warranties or other statements set forth in this Agreement or in any of the Exhibits or Schedules hereto. The representations and warranties of Seller contained in this Section 9.3.7 shall survive Closing for a period of six (6) months.

10.    INDEMNIFICATION.

10.1    Indemnification.

10.1.1 Seller’s Indemnification. Seller agrees to indemnify and hold harmless Purchaser for, from and against any and all losses, costs, claims, liabilities, damages and expenses, including, without limitation, reasonable attorneys' fees and consequential damages, incurred by Purchaser in connection with or arising from (a) any breach by Seller of any warranty or the inaccuracy of any representation of Seller contained in this Agreement (as may be modified by any Pre-Closing Disclosure) which expressly survives the Closing and (b) any breach by Seller of any of its covenants or agreements contained in this Agreement which expressly survive the Closing.

10.1.2 Purchaser’s Indemnification. Purchaser agrees to indemnify and hold harmless Seller for, from and against any and all losses, costs, claims, liabilities, damages and expenses, including, without limitation, reasonable attorneys' fees and consequential damages, incurred by Seller in connection with or arising from (a) any breach by Purchaser of any warranty or the inaccuracy of any representation of Purchaser contained in this Agreement which expressly survive the Closing and (b) any breach by Purchaser of any of its covenants or agreements contained in this Agreement which expressly survive the Closing.

10.2    Notice and Determination of Claims.

10.2.1 Purchaser or Seller (the “Indemnified Party”) seeking indemnification hereunder shall give to the other party obligated to provide indemnification to such Indemnified Party (the “Indemnitor”) a notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, that a Claim Notice in respect of any pending or threatened action at law or suit in equity by or against a third Person as to which indemnification will be sought (each such action or suit being a “Third Person Claim”) shall be given promptly after the action or suit is commenced and governed under Section 10.3; provided further that failure to give such notice shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been materially prejudiced by such failure.

10.2.2 After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under Section 10.1 shall be paid within fifteen (15) days of receipt of the Claim Notice, unless the Indemnitor has given written notice to the Indemnified Party of an objection regarding the Claim Notice, in which case the claim for indemnification shall be resolved by (i) written agreement between the Indemnified Party and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree.

10.3    Third Person Claims.

10.3.1 Subject to Section 10.3.2 hereof, the Indemnified Party shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any Third Person Claim against such Indemnified Party as to which indemnification will be sought by any Indemnified Party from any Indemnitor hereunder, and in any such case the Indemnitor shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnified Party in connection therewith; provided, that:

(a) the Indemnitor may participate, through counsel chosen by it and at its own expense, in the defense of any such Third Person Claim as to which the Indemnified Party has so elected to conduct and control the defense thereof; and

(b) the Indemnified Party shall not, without the written consent of the Indemnitor (which written consent shall not be unreasonably withheld), pay, compromise or settle any such Third Person Claim; provided that if the Indemnitor withholds such consent, or fails to grant such consent within fourteen (14) days after written request from the Indemnified Party, and such Third Person Claim shall be adversely determined, then the Indemnitor shall have an obligation to provide indemnification hereunder to the Indemnified Party without regards to the Liability Limitation (as hereinafter defined), but such indemnification shall exclude the amount, if any, by which the proposed settlement amount exceeds the Liability Limitation; provided, that, in no event shall such exclusion reduce the indemnification provided hereunder below the Liability Limitation.

Notwithstanding the foregoing, the Indemnified Party shall have the right to pay, settle or compromise any such Third Person Claim without such consent, provided that in such event the Indemnified Party shall waive any right to indemnity therefor hereunder unless such consent is unreasonably withheld or delayed.

10.3.2 If any Third Person Claim against any Indemnified Party is solely for money damages not in excess of the Liability Limitation, where Seller is the Indemnitor, and such Third Person Claim will have no continuing effect in any material respect on the Properties, then the Indemnitor shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any such Third Person Claim against such Indemnified Party as to which indemnification will be sought by any Indemnified Party from any Indemnitor hereunder if the Indemnitor has acknowledged and agreed in writing that, if the same is adversely determined, the Indemnitor has an obligation to provide indemnification to the Indemnified Party in respect thereof, and in any such case the Indemnified Party shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnitor in connection therewith, such cooperation to be at no cost or expense to the Indemnified Party; provided, that the Indemnified Party may participate, through counsel chosen by it and at its own expense, in the defense of any such Third Person Claim as to which the Indemnitor has so elected to conduct and control the defense thereof. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay, settle or compromise any such Third Person Claim, provided that in such event the Indemnified Party shall waive any right to indemnity therefor hereunder unless the Indemnified Party shall have sought the consent of the Indemnitor to such payment, settlement or compromise and such consent was unreasonably withheld, in which event no claim for indemnity therefor hereunder shall be waived.

10.4 Limitation of Seller’s Liability. Notwithstanding anything to the contrary contained herein, if the Closing shall have occurred (and Purchaser shall not have waived, relinquished or released any applicable rights in further limitation), (a) the aggregate liability of Seller arising pursuant to or in connection with the representations, warranties, indemnifications, covenants or other obligations (whether express or implied) of Seller under this Agreement (or any document executed or delivered in connection herewith) shall not exceed Two Million Five Hundred Thousand Dollars ($2,500,000) (the “Liability Limitation”), except as provided in Section 10.3.1.b, and (b) no claim by Purchaser alleging a breach by Seller of any representation, warranty, indemnification, covenant or other obligation of Seller contained herein (or in any document executed or delivered in connection herewith) may be made, and Seller shall not be liable for any judgment in any action based upon any such claim, unless and until such claim, either alone or together with any other claims by Purchaser alleging a breach by Seller of any representation, warranty, indemnification, covenant or other obligation of Seller contained herein (or in any document executed or delivered in connection herewith), is for an aggregate amount in excess of Twenty Thousand Dollars ($20,000) (the “Floor Amount”), in which event Seller’s liability respecting such claim or claims shall be for the entire amount thereof, subject to the limitation set forth in clause (a) above. No constituent partner or member in or agent of Seller, nor any advisor, trustee, director, officer, member, partner, employee, beneficiary, shareholder, participant, representative or agent of any entity that is or becomes a constituent partner or member in Seller or an agent of Seller (including, but not limited to, Drawbridge Special Opportunities Fund LP) (“Seller’s Affiliates”) shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and, except as otherwise set forth herein, and Purchaser and its successors and assigns and, without limitation, all other persons and entities, shall look solely to Seller’s assets for the payment of any claim or for any performance, and Purchaser, on behalf of itself and its successors and assigns, hereby waives any and all such personal liability. Notwithstanding anything to the contrary contained in this

Agreement, neither the negative capital account of any constituent partner or member in Seller, nor any obligation of any constituent partner or member in any entity owning an interest (directly or indirectly) in Seller to restore a negative capital account or to contribute capital to Seller (or any entity owning an interest, directly or indirectly, in any other constituent partner or member of Seller), shall at any time be deemed to be the property or an asset of Seller or any such other partner or member (and neither Purchaser nor any of its successors or assigns shall have any right to collect, enforce or proceed against or with respect to any such negative capital account of such party’s obligations to restore or contribute). The provisions of this Section 10 shall survive the Closing and any termination of this Agreement.

10.5 Limitation of Purchaser’s Liability. Notwithstanding anything to the contrary contained herein, if the Closing shall have occurred (and Seller shall not have waived, relinquished or released any applicable rights in further limitation), (a) the aggregate liability of Purchaser arising pursuant to or in connection with the representations, warranties, indemnifications, covenants or other obligations (whether express or implied) of Purchaser under this Agreement (or any document executed or delivered in connection herewith) shall not exceed the Liability Limitation, except as provided in Section 10.3.1.b, and (b) no claim by Seller alleging a breach by Purchaser of any representation, warranty, indemnification, covenant or other obligation of Purchaser contained herein (or in any document executed or delivered in connection herewith) may be made, and Purchaser shall not be liable for any judgment in any action based upon any such claim, unless and until such claim, either alone or together with any other claims by Seller alleging a breach by Purchaser of any representation, warranty, indemnification, covenant or other obligation of Purchaser contained herein (or in any document executed or delivered in connection herewith), is for an aggregate amount in excess of the Floor Amount, in which event Purchaser’s liability respecting such claim or claims shall be for the entire amount thereof, subject to the limitation set forth in clause (a) above.

10.6 Tax Benefit and Treatment of Indemnification Payment. The parties hereto agree that any indemnification payments made pursuant to this Section 10 shall be treated for all tax purposes as an adjustment to the Purchase Price unless otherwise required by applicable law.

The provisions of this Section 10 shall survive the Closing.

11. SATISFACTION OF LIENS. If at the Closing there are any liens on the Properties which Seller is obligated to pay and discharge, Seller or Purchaser, with Seller’s written approval, shall have the right to instruct the Title Company to use any cash portion of the Purchase Price to satisfy the same.

12.    OPERATION OF PROPERTIES PRIOR TO CLOSING; EXCLUSIVITY.

12.1 Seller covenants and agrees that from the Effective Date until the Closing or sooner termination of this Agreement, Seller will cause the Tenant to continue to operate and maintain the Properties in accordance with their current standards and those standards that are customary for a triple net lease.

12.2 Seller covenants and agrees that, from the Effective Date until the Closing or sooner termination of this Agreement, Seller shall not, without Purchaser’s prior written consent in each instance, which consent may be given or withheld in Purchaser’s sole discretion, enter into any new lease, any amendment or modification to any of the Master Leases, consent to any assignment, sublease or alterations in connection with any lease existing as of the date hereof or any new lease unless the Seller has no legally effective right to object thereto, or remove any tenant under any lease, whether by summary proceeding or otherwise. Seller shall promptly furnish Purchaser with a written notice of the proposed action which shall contain information regarding the proposed action that Seller believes is reasonably necessary to enable Purchaser to make informed decisions with respect to the advisability of the proposed action. If Purchaser fails to give Seller notice of its approval or disapproval of any such proposed action requiring its approval hereunder within five (5) business days after Seller notifies Purchaser of Seller’s desire to take such action, then Purchaser shall be deemed to have given its approval to the action or matter described in Seller’s request.

12.3 From the Effective Date until the Closing or sooner termination of this Agreement, Seller covenants to: (a) not place any mortgage or any other encumbrance, easement, covenant, condition, right-of-way, license or restriction on any Property or voluntarily take any action that materially and adversely affects title to any Property as same exists on the Effective Date; (b) deliver to Purchaser, promptly after receipt by Seller, all written notices of any violations issued to Seller by Governmental Authorities with respect to any Property and any other material notices received from any Governmental Authority with respect to such Property; (c) not alter, amend or become a party to any new agreement affecting a Property unless the agreement is terminable within thirty (30) days after the Closing and such termination can occur without penalty or other cost to Purchaser; (d) not, without the prior written consent of Purchaser, take any action before any Governmental Authority, the object of which would be to change the present zoning of or other land use limitations upon any Property (or any portion thereof) or its potential use; or (e) not settle any condemnation claim or insurance casualty claim relating to the Properties without Purchaser’s prior written consent not to be unreasonably withheld or delayed.

12.4 Seller shall request estoppel certificates from each party to any reciprocal easement agreement or declaration of covenants, conditions and/or restrictions affecting any of the Properties regarding which, and within two (2) business days after, Seller has received written notice from Purchaser (together with a draft of such requested estoppel), addressed or certified to Purchaser and Purchaser’s lender (if any), regardless of whether such parties are required to execute such an estoppel certificate. Seller shall forward to Purchaser a copy of any executed estoppel received by

Seller within two (2) business days after receipt thereof. The provisions of this Section 12.4 shall survive Closing for a period of six (6) months.

12.5 From the Effective Date until the Closing or sooner termination of this Agreement, Seller agrees that Seller shall not accept or entertain offers, negotiate, solicit interest or otherwise enter into discussions involving the sale, joint venture, financing, disposition or other transaction involving the Properties.

12.6 No later than September 12, 2014, Seller shall provide Purchaser with a waiver from Tenant of its right of first offer under Article 34 of each Master Lease with respect to the sale of the Properties to Purchaser pursuant to this Agreement. In addition, Seller shall, at Seller’s cost and expense, use diligent efforts to obtain a waiver or termination of each other Purchase Option on or prior to the Closing Date.

13.    INTENTIONALLY DELETED.

14.    MISCELLANEOUS.

14.1 Entire Agreement. All understandings and agreements heretofore had between Seller and Purchaser with respect to the Properties are merged in this Agreement, which alone fully and completely expresses the agreement of the parties.

14.2 Assignment. Except as provided in Section 14.12 below, neither this Agreement nor any interest hereunder shall be assigned or transferred by Purchaser without Seller’s consent; and in no event shall any assignment by Purchaser release Purchaser of its obligations hereunder, except as provided below. Notwithstanding the foregoing provisions, Seller’s consent shall not be required where Purchaser proposes to assign this Agreement in whole or in part with respect to any Property to any special purpose entity owned or controlled by or under common control with AR Capital, LLC, American Realty Capital Properties, Inc. or ARC Properties Operating Partnership, L.P. so long as Purchaser gives Seller notice of such assignment setting forth the correct name and signature block of such assignee, at least five (5) days prior to the Closing Date. No assignment shall relieve ARCP Acquisitions, LLC, a Delaware limited liability company (“Original Purchaser”) of liability for the performance of Purchaser’s duties and obligations under this Agreement, whether arising before or after the date of such assignment or Closing, and Original Purchaser and any assignee of Original Purchaser hereunder shall be and remain jointly severally liable for such duties and obligations; provided, however, with respect to any assignment, if Closing occurs the Original Purchaser (but not the assignee) shall be relieved of all its obligations arising under this Agreement before, on and after Closing. Subject to the foregoing provisions, this Agreement shall be binding upon and enforceable against, and shall inure to the benefit of, Purchaser and Seller and their respective legal representatives, successors and permitted assigns.

14.3 Modifications. This Agreement shall not be modified or amended except in a written document signed by Seller and Purchaser.

14.4 Time of Essence. Time is of the essence of this Agreement. In the computation of any period of time provided for in this Agreement or by law, the day of the act or event from which the period of time runs shall be excluded, and the last day of such period shall be included, unless it is a Saturday, Sunday, or legal holiday, in which case the period shall be deemed to run until the end of the next day which is not a Saturday, Sunday, or legal holiday.

14.5 Governing Law. This Agreement shall be governed and interpreted in accordance with the laws of the state of California.

14.6 Notices. All notices, requests, demands or other communications required or permitted under this Agreement shall be in writing and delivered personally or by certified mail, return receipt requested, postage prepaid, by facsimile transmission with confirmed receipt, or by overnight courier (such as Federal Express), addressed as follows below. All notices given in accordance with the terms hereof shall be deemed given when received or upon refusal of delivery, provided that notices delivered via facsimile as hereinabove provided shall be deemed given once such notice or other communication is transmitted to the facsimile number for each party set forth below their respective addresses, provided that the sending facsimile generates a transmission report showing the successful completion of such transaction and provided that a copy of the notice, demand or request sent by facsimile shall also be sent by one of the other methods set forth herein. Either party hereto may change the address for receiving notices, requests, demands or other communication by notice sent in accordance with the terms of this Section 14.6.

If to Seller:

c/o Drawbridge Special Opportunities Fund LP
1345 Avenue of the Americas, 46th Floor
New York, New York 10105
Attention: Constantine M. Dakolias, CCO
and Glenn P. Cummins, CFO Facsimile: (212) 798-6131

With a copy to:

Fortress Investment Group LLC
10250 Constellation Boulevard, Suite 1600
Los Angeles, CA 90067
Attention: William Turner
Facsimile: (310) 228-3031

With a copy to:

Sidley Austin LLP
555 W. 5th Street, Suite 4000
Los Angeles, CA 90013

Attention: Courtney Rangen
Facsimile No.: (213) 896-6600

If to Purchaser:

c/o American Realty Capital Properties, Inc.
2325 East Camelback Road, Suite 1100
Phoenix, Arizona 85016
Attention: Todd J. Weiss
Telephone: (602) 778-6340
Facsimile: (480) 449-7012

With a copy to:

Kutak Rock LLP
8601 N. Scottsdale Road, Suite 300

Scottsdale, AZ 85253-2742
Attention: Mitchell Padover, Esq. Telephone: (480) 429-4848
Facsimile: (480) 429-5001

14.7 “AS IS” SALE. ACKNOWLEDGING THE PRIOR USE OF THE PROPERTIES AND PURCHASER’S OPPORTUNITY TO INSPECT THE PROPERTIES, PURCHASER AGREES, SUBJECT TO THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 9.1 ABOVE OR IN ANY DOCUMENTS EXECUTED BY SELLER PURSUANT TO THIS AGREEMENT (THE “EXPRESS REPRESENTATIONS”) TO TAKE THE PROPERTIES “AS-IS,” “WHERE-IS,” AND WITH ALL FAULTS AND CONDITIONS THEREON. PURCHASER ACKNOWLEDGES AND AGREES THAT, SUBJECT TO THE EXPRESS REPRESENTATIONS, SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO (A) THE NATURE, QUALITY OR CONDITION OF THE PROPERTIES, INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL AND GEOLOGY; (B) THE INCOME TO BE DERIVED FROM THE PROPERTIES, (C) THE SUITABILITY OF THE PROPERTIES FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER MAY CONDUCT THEREON, (D) THE COMPLIANCE OF OR BY THE PROPERTIES OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY; (E) THE HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTIES; OR (F) ANY OTHER MATTER WITH RESPECT TO THE PROPERTIES, AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS REGARDING TERMITES OR WASTES, AS DEFINED BY THE U.S. ENVIRONMENTAL PROTECTION

AGENCY REGULATIONS AT 40 C.F.R., OR ANY HAZARDOUS SUBSTANCE, AS DEFINED BY THE COMPREHENSIVE ENVIRONMENTAL RESPONSE COMPENSATION AND LIABILITY ACT OF 1980 (“CERCLA”), AS AMENDED, AND REGULATIONS PROMULGATED THEREUNDER. PURCHASER, ITS SUCCESSORS AND ASSIGNS, HEREBY WAIVE, RELEASE AND AGREE NOT TO MAKE ANY CLAIM OR BRING ANY COST RECOVERY ACTION OR CLAIM FOR CONTRIBUTION OR OTHER ACTION OR CLAIM AGAINST SELLER OR SELLER’S AFFILIATES (OTHER THAN TENANT PURSUANT TO THE MASTER LEASES) BASED ON (A) ANY FEDERAL, STATE, OR LOCAL ENVIRONMENTAL OR HEALTH AND SAFETY LAW OR REGULATION, INCLUDING CERCLA OR ANY STATE EQUIVALENT, OR ANY SIMILAR LAW NOW EXISTING OR HEREAFTER ENACTED, (B) ANY DISCHARGE, DISPOSAL, RELEASE, OR ESCAPE OF ANY CHEMICAL, OR ANY MATERIAL WHATSOEVER, ON, AT, TO, OR FROM THE PROPERTIES, OR (C) ANY ENVIRONMENTAL CONDITIONS WHATSOEVER ON, UNDER, OR IN THE VICINITY OF THE PROPERTIES. THE PROVISIONS OF THIS SECTION 14.7 SHALL SURVIVE THE CLOSING AND ANY TERMINATION OF THIS AGREEMENT.

PURCHASER REPRESENTS TO SELLER THAT PURCHASER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTIES, INCLUDING, BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS PURCHASER DEEMS NECESSARY OR DESIRABLE TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTIES AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTIES. UPON CLOSING, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER’S INVESTIGATIONS, AND PURCHASER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER (AND SELLER’S AFFILIATES, OTHER THAN TENANT PURSUANT TO THE MASTER LEASES) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS’ FEES) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER (AND SELLER’S AFFILIATES, OTHER THAN TENANT PURSUANT TO THE MASTER LEASES) AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTIES.

NOTWITHSTANDING THE FOREGOING, PURCHASER DOES NOT WAIVE, RELEASE OR DISCHARGE ANY CLAIM IT HAS OR MAY HAVE AGAINST SELLER WITH RESPECT TO THE EXPRESS REPRESENTATIONS OR ANY CLAIM IT MAY HAVE AGAINST TENANT PURSUANT TO THE MASTER LEASES.

PURCHASER EXPRESSLY WAIVES ALL RIGHTS UNDER CALIFORNIA CIVIL CODE SECTION 1542, AS AMENDED OR MODIFIED, WHICH PROVIDES THAT:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

PURCHASER HEREBY SPECIFICALLY ACKNOWLEDGES THAT PURCHASER HAS CAREFULLY REVIEWED THIS SECTION, AND DISCUSSED ITS IMPORT WITH LEGAL COUNSEL, IS FULLY AWARE OF ITS CONSEQUENCES, AND THAT THE PROVISIONS OF THIS SECTION ARE A MATERIAL PART OF THIS AGREEMENT; PROVIDED, HOWEVER, SUCH RELEASE, WAIVER OR DISCHARGE

SHALL NOT APPLY AND SHALL BE OF NO FORCE OR EFFECT FOR ANY CLAIMS ARISING OUT OF SELLER'S FRAUD.

/s/ JP    /s/ TW    Seller's Initials    Purchaser's Initials

14.8    Waiver of Jury Trial; Judicial Reference.

14.8.1 Because disputes arising in connection with complex transactions are most quickly and economically resolved by an experienced and expert person and further because Seller and Purchaser (collectively, the "Parties") wish applicable California State and Federal laws to apply, the Parties desire that their disputes be resolved by a judicial referee applying such applicable laws. The Parties understand and acknowledge that, to achieve these goals, the Parties are required to and hereby do forego resort to trial by jury in any action, suit, or proceeding brought to resolve any dispute, whether sounding in contract, tort or otherwise, arising out of, connected with, related to, or incidental to this Agreement and/or the relationship established among the Parties in connection with this Agreement or related document or the transactions contemplated hereby or thereby (a "Dispute").

14.8.2 Accordingly, any Dispute arising out of or in connection with this Agreement and/or the relationship established among the Parties in connection with this Agreement or related document or the transactions contemplated hereby or thereby, shall be resolved pursuant to the provisions for reference and trial by referee (without jury) set forth in California Code of Civil Procedure Section 638 et seq., or any statute containing reasonably similar provisions which replaces such sections, except as expressly modified by the provisions hereof. The referee ("Referee") shall be a retired or former California Superior Court or Court of Appeals judge or Supreme Court justice residing in the Los Angeles, California area, who is either (i) agreed to by the Parties to a Dispute within fifteen (15) days of the notice by any Party to the other(s) of the intention to invoke this Section 26.02 to resolve the Dispute, or (ii) failing such agreement, is appointed pursuant to California Code of Civil Procedure Section 640 in an action filed in the Superior Court of Los Angeles County, California.

14.8.3 The Parties agree that any Party may (and, if necessary, the other Parties shall join in such filing) file with the clerk of the Los Angeles County Superior Court, and/or with the appropriate judge of such court, any and all petitions, motions, applications or other documents necessary to obtain the appointment of such a Referee immediately upon the commencement of any action or proceeding to resolve any Dispute, and to conduct all necessary discovery and to proceed to a trial as expeditiously as possible. It is the Parties' intention and the Parties and the Referee shall use their best efforts to be certain that (i) discovery be conducted for a period no longer than six (6) months from the date (the "Referee Date") the Referee is appointed (whether by stipulation or by the Superior Court), excluding motions regarding discovery, and (ii) trial be set on a date that is within nine (9) months of the Referee Date. All discovery motions shall be filed with the Referee and served upon the opposing Party no later than the last day of the six-month discovery period; provided that the Parties agree to grant such reasonable extensions of time necessary to reflect the complexities of the issues presented for resolution. All proceedings, including trial, before the Referee shall be conducted at a neutral location (unless otherwise stipulated by the Parties) within ten (10) miles of the downtown Los

Angeles County Superior Court. The Parties agree that said Referee shall be a judge for all purposes (including, without limitation, (x) ruling on any and all discovery matters and motions and any and all pretrial or trial motions, (y) setting a schedule of pretrial proceedings, and (z) making any other orders or rulings a sitting judge of the Superior Court would be empowered to make in any action or proceeding in the Superior Court). Any matter before the Referee shall be governed by the substantive law of California, its Code of Civil Procedure, Rules of Court, Evidence Code, and such other statutes or rules which would be applicable if the matter were tried in the Superior Court, except as otherwise specifically agreed by the Parties and approved by the Referee. The Parties intend this general reference agreement to be specifically enforceable in accordance with the California Code of Civil Procedure. Any decision of the Referee and/or judgment or other order entered thereon shall be appealable to the same extent and in the same manner that such decision, judgment, or order would be appealable if rendered by a judge of the Los Angeles County Superior Court. The Referee shall in his/her statement of decision set forth his/her findings of fact and conclusions of law.

14.8.4 During the pendency of any action or proceeding respecting a Dispute, and before the entry of any judgment therein, each of the parties to such action or proceeding shall bear equal shares of the fees charged and costs incurred by the Referee in connection with performing the services provided in this Section. The compensation of the Referee shall not exceed the prevailing rate for like services. The prevailing party shall be entitled to reasonable court costs and legal fees, including customary attorney fees, expert witness fees, paralegal fees, the fees of the Referee and other reasonable costs and disbursements charged to the party by its counsel, in such amount as is determined by the Referee. If a court reporter is requested by either party, then such reporter shall be present at all proceedings, and the fees of such reporter shall be borne by the party requesting such reporter. Such fees shall be an item of recoverable costs.

14.8.5 Nothing in this Section 14.8 shall prejudice the right of any Party to obtain provisional relief or other equitable remedies as shall otherwise be available under the Code of Civil Procedure and/or applicable Court rules.

14.8.6 SELLER AND PURCHASER EACH ACKNOWLEDGES THAT THE PROVISIONS OF THIS SECTION 14.8 ARE A MATERIAL INDUCEMENT TO THE OTHER PARTY’S ENTERING INTO THIS AGREEMENT.

14.9 Confidentiality. Except as may be required by law, without the prior written consent of Seller, and unless the Closing occurs, Purchaser shall use the same degree of care with respect to Information (hereinafter defined) as Purchaser employs with respect to its own proprietary or confidential information of like importance, and shall not disclose to any third party the existence of this Agreement or any term or condition thereof or the results of any inspections or studies undertaken in connection herewith or make any public pronouncements, issue any press releases or otherwise furnish the Information or any information regarding this Agreement, or the transactions contemplated hereby to any third party; provided, however, that the foregoing shall not be construed to prevent Purchaser from making (i) disclosures to Purchaser’s Representatives (as hereinafter defined), (ii) any disclosure required by any applicable law or regulation or judicial process, or (iii) any disclosure to the extent such information or materials (1) are already in the public domain, (2) is or become generally available to the public other than as a result of a disclosure by Purchaser, (3) is or become available to Purchaser on a non-confidential basis from a source other than Seller who, to Purchaser’s knowledge, is not subject to a confidentiality agreement with, or other obligation of secrecy to, Seller prohibiting such disclosure, or (4) are independently developed by Purchaser or its representatives without reference to the Information. For purposes hereof, “Information” shall mean and shall be deemed to include, without limitation, the following written information provided by or on behalf of Seller to Purchaser, its agents, employees, representatives, consultants, lenders, attorneys or other professionals (collectively, “Purchaser’s Representatives”) either prior to or following the Effective Date: (a) all documentation and/or information described in or relating to this Agreement, including, without limitation, the Leases, the Property Information, and all other information regarding the operation, ownership, maintenance, management, or occupancy of the Properties; (b) the Surveys; and (c) any reports, tests, or studies (together with the results of such studies and tests obtained or provided by, or on behalf of, Seller). Notwithstanding the foregoing, Seller’s delivery and Purchaser’s use of the Information are subject to the following terms: Purchaser shall (i) accept and hold all Information in confidence using the same degree of care with respect to Information as Purchaser employs with respect to its own proprietary or confidential information of like importance; (ii) not copy, reproduce, distribute or disclose the Information to any third party other than Purchaser’s Representatives, except as permitted in this Section 14.9; (iii) not use the Information for any purpose other than in connection with the transactions contemplated hereunder; and (iv) not knowingly use the Information in any manner detrimental to Seller or the Properties. Purchaser agrees to transmit the Information only to those Purchaser’s Representatives who are participating in the evaluation of the acquisition of the Properties, who are informed of the terms of this Section 14.9 of this Agreement and who are instructed not to make use of the Information in a manner inconsistent herewith. Purchaser shall be responsible for any breach of the terms of this Agreement by Purchaser’ Representatives or any other person to whom the Information is communicated. Purchaser agrees to indemnify, defend and hold Seller, its members, officers, directors, shareholders, partners, employees, beneficiaries, trustees, agents and representatives harmless against all losses, claims, suits, damages and liabilities resulting from Purchaser’s breach of this Section 14.9, as well as any breach thereof by Purchaser’s Representatives, which indemnification shall survive the termination of this Agreement for a period of one (1) year.

14.10 Tax Disclosure Provision. Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative, or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of any transaction contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; provided, however, that such disclosure may not be made to the extent required to be kept confidential to comply with any applicable federal or state securities laws. The provisions of this Section 14.10 are intended to comply with the requirements of the presumption set forth in Treasury Regulations Section 1.6011-4 (b) (3) and are not intended to permit the disclosure of any information that is not subject to the requirements of such presumption.

14.11 Reports. If for any reason Purchaser does not consummate the Closing
(other than because of a breach by Seller hereunder), then Purchaser shall, upon Seller’s written request, either (a) return to Seller any and all studies, reports, surveys and other information, data and/or documents relating to the Properties or any part thereof provided to Purchaser by or at the request of Seller or Seller’s Affiliates, or (b) certify to Seller that Purchaser has destroyed all such documents; provided that, Purchaser shall return to Seller copies of all the full-sized surveys provided to Purchaser by Seller’s counsel. Notwithstanding the foregoing, Purchaser (x) will be entitled to retain one copy of the Information for compliance purposes or for the purposes of defending or maintaining litigation or threatened litigation, subject to the continued application of the provisions of Section 14.9 and (y) will not be obligated to erase Information that is contained in an archived computer system made in accordance with its security and/or disaster recovery procedures on the understanding that any such retained Information shall remain subject to the continued application of the provisions of Section 14.9.

14.12 Reporting Person. Seller and Purchaser hereby designate Escrow Agent to act as and perform the duties and obligations of the “reporting person” with respect to the transaction contemplated by this Agreement for purposes of 26 C.F.R. Section 1.6045-4(e)(5) relating to the requirements for information reporting on real estate transactions closed on or after January 1, 1991. In this regard, Seller and Purchaser each agree to execute at Closing, and to cause Escrow Agent to execute at Closing, a Designation Agreement, designating Escrow Agent as the reporting person with respect to the transaction contemplated by this Agreement.

14.13 Press Releases. The parties hereto shall not issue any press releases with respect to the transactions contemplated hereby or consummated in accordance with the terms hereof except upon the mutual agreement of the parties as to the form and content of such press release (with consent not to be unreasonably withheld or delayed by either party).

14.14 Counterparts. This Agreement may be executed in any number of identical counterparts, any or all of which may contain the signatures of less than all of the parties, and all of which shall be construed together as but a single instrument.

14.15 Construction. This Agreement shall not be construed more strictly against Seller merely by virtue of the fact that the same has been prepared by Seller or its counsel, it being recognized both of the parties hereto have contributed substantially and materially to the preparation of this Agreement.

14.16 Attorneys’ Fees. In the event of litigation between the parties with respect to this Agreement or the transactions contemplated hereby, the prevailing party therein shall be entitled to recover from the losing party all of its costs of enforcement and litigation, including, but not limited to, its reasonable attorneys’ and paralegal fees, witness fees, court reporters’ fees and other costs of suit.

14.17 ERISA. Each party represents to the other that it is not deemed for any purpose of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or Section 4975 of the Code, to hold assets of any (1) “employee benefit plan” as defined in, and subject to the fiduciary responsibility provisions of, ERISA, or (2) “plan” as defined in and subject to Section 4975 of the Code.

14.18 Specially Designated National or Blocked Person. For purposes of this Agreement, (i) a “Specially Designated National or Blocked Person” means a Person (a) designated by the Office of Foreign Assets Control at the U.S. Department of the Treasury, or other U.S. governmental entity, and appearing on the List of Specially Designated Nationals and Blocked Persons (http://www.ustreas.gov/offices/enforcement/ofac/sdn/ index.shtml), which List may be updated from time to time; or (b) with whom Purchaser or Seller is prohibited from engaging in transactions by any trade embargo, economic sanction or other prohibition of United States law, regulation, or Executive Order of the President of the United States; and (ii) “Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein. Purchaser represents and warrants to Seller, knowing that Seller is relying on such representation and warranty, that Purchaser is not a Specially Designated or Blocked Person. Seller represents and warrants to Purchaser, knowing that Purchaser is relying on such representation and warranty, that Seller is not a Specially Designated or Blocked Person.

14.19 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

14.20 Further Assurances. Seller and Purchaser shall execute and deliver any and all additional papers, documents, and other assurances, and shall do any and all acts and things reasonably necessary in connection with the performance of their obligations hereunder and to carry out the intent of this Agreement.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized representatives as of the date first above written.

SELLER:     CF UNITED PROPCO LLC,
a Delaware limited liability company

By: /s/ Joshua Pack
Name: Joshua Pack
Title: Vice President

PURCHASER:     ARCP ACQUISITIONS, LLC,
a Delaware limited liability company

By: /s/ Todd J. Weiss
Name: Todd J. Weiss
Title: Authorized Officer